Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK CHIEF FINANCIAL OFFICER JOHN J. MOLINELLI TO RETIRE

Berwyn, Pa., May 1, 2012 — AMETEK, Inc. (NYSE: AME) today announced that John J. Molinelli, AMETEK’s Executive Vice President and Chief Financial Officer has decided to retire after 43 years of service, including 18 years as Chief Financial Officer. Mr. Molinelli’s retirement will be effective July 1, 2012. AMETEK’S Board of Directors has named Robert R. Mandos, Jr., currently AMETEK’s Senior Vice President and Comptroller, to succeed Mr. Molinelli as Executive Vice President and Chief Financial Officer.

Frank Hermance, AMETEK Chairman and Chief Executive Officer, said, “I want to thank John for his outstanding contributions to AMETEK over a long and distinguished career and the integral role he has had in our company’s success. John has been instrumental in the implementation of our Four Growth Strategies and the resulting profitable growth of the Company. I wish John the best as he retires.”

Mr. Molinelli joined AMETEK in 1969 as an accountant in the Company’s East Moline, IL facility. In 1977 he was appointed Divisional Controller of the Texas Flange Division and in 1982 Controller of the Schutte & Koerting Division. Mr. Molinelli joined the Corporate Office in 1984 as a Liaison Controller and in 1986 was named as Director of Internal Audit. In 1989 Mr. Molinelli was named to the officer-level position of General Auditor and in 1991 was elected Comptroller. He was named a Vice President in 1993 and in 1994 was elected Senior Vice President and Chief Financial Officer. He was named an Executive Vice President in 1998.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3.3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions;

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AMETEK CHIEF FINANCIAL OFFICER JOHN J. MOLINELLI TO RETIRE

risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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